Exhibit 10.48

January 30, 2018

PERSONAL AND CONFIDENTIAL

Darlene Deptula-Hicks

[*****************]

[*****************]

Re:Separation Agreement

Dear Darlene:

This letter confirms your separation from employment with T2 Biosystems, Inc. (the “Company”).    This letter also proposes an agreement between you and the Company.

Entitlements and Obligations

Your employment with the Company is ending effective on January 30, 2018 (“Separation Date”).  The Company has paid you for all salary accrued through that date and all accrued but unused vacation time. Regardless of whether you enter into an agreement with the Company, the Company shall:

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reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

You also have certain rights as a terminated employee in the Company’s Section 401(k) plan, which shall not be affected by whether or not you enter into an agreement with the Company.

For your part, you are subject to continuing obligations under your Non-Competition/Non-Disclosure/Invention Assignment Agreement with the Company dated May 1, 2017 (the “Non-Competition Agreement”), including your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property and to adhere to certain non-competition and non-solicitation obligations.  Please note that your obligation to return Company property under Section 2 of the Non-Competition Agreement includes, without limitation, your obligation to return all Company equipment that is currently in your possession.

Any stock options to purchase shares of the Company’s common stock pursuant to the stock option agreements (“Stock Options”) that have been granted to you prior to the Separation Date that have not vested and become exercisable on or prior to the Separation Date shall, in accordance with the terms of each such grant, be forfeited on the Separation Date and shall not thereafter become vested or exercisable.  With respect to any Stock Options that have been granted to you prior to the

Separation Date that are vested and exercisable as of the Separation Date, unless exercised prior to the date that is three (3) months following the Separation Date (the “Expiration Date”), all such Stock Options shall expire and may not be exercised after the Expiration Date.

Agreement

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company.  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily.  It is customary in employment separation agreements for a departing employee who is receiving severance pay to release the employer from any possible claims, even if the employer believes, as is the case here that no such claims exist.  By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.Separation from Employment

This confirms that your employment with the Company ended effective on January 30, 2018. You acknowledge that you have been paid all salary and accrued but unused vacation time due to you in connection with your employment.

You agree that, on or before the date you sign this Agreement, you will submit a letter to the Company in which you formally resign from your positions as CFO and Treasurer.

You agree that the Company has no obligation (contractual, statutory or otherwise) to rehire, recall or re-employ you in the future.

2.Severance Pay; Restricted Stock Units

The Company shall pay you severance pay (“Severance Pay”) consisting of (A) salary continuation for six (6) months (the “Severance Period”) of salary at your final base salary rate (the “Salary Continuation Payments”), until you have received a total of $170,000.00 in severance payments. The Company shall make the Salary Continuation Payments to you beginning on the first normal Company payroll date following the Effective Date, as defined below  These payments shall be considered severance pay, shall be made in accordance with the Company’s usual payroll practices and shall be subject to deductions and withholdings required by law.  During the Severance Period, you agree to provide the Company prompt advance notice of your employment in any capacity by any other company, entity, organization or person, or engagement for services to be performed in any capacity (as a consultant or otherwise) for any other company, entity, organization or person.

The Company shall also grant you on the Effective Date hereof 8,976 restricted stock units (“RSU’s”) under the Company’s 2014 Incentive Award Plan (the “2014 Plan”). The terms and conditions of the RSU’s shall be set forth in a Restricted Stock Unit Agreement to be executed by yourself and the Company, and such RSU’s shall vest on the first anniversary of the Effective

Date, subject to your continued compliance with the terms of this Agreement, including, but not limited to Sections 5 and 6 hereof.

3.Continuing Obligations

You acknowledge that your obligations under the Non-Competition Agreement shall continue in effect, including without limitation your obligations to maintain the confidentiality of Confidential Information as defined in the Non-Competition Agreement, to return documents and other property of the Company and that you will not engage in prohibited competition or solicitation. A copy of the Non-Competition Agreement is enclosed as Exhibit A and is incorporated into this Agreement by reference.

You further understand that, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, you understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

As a condition to the payment of Severance Pay and the awarding of RSUs, you also agree to be available until July 31, 2018, upon reasonable advance notice (it being agreed that 24 hours is reasonable) by telephone during the Company’s regular business hours for the purpose of discussing questions from the Company regarding any matter relating to the services performed by you during your employment with the Company.

4.Release of Claims

In consideration for, among other terms, the Severance Pay and RSUs, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your past, present or future heirs, spouse, legal representatives, executor agents and assigns, voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current, former and future officers, directors, shareholders, employees, attorneys, accountants, agents, independent contractors, insurers and reinsurers of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, the following:

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Claims relating to compensation, salary, overtime, minimum wage, meal breaks, deductions, reporting pay, unpaid wages, salary, commissions, bonuses, vacation pay, compensatory time, sick pay, holiday pay, severance pay, expense reimbursements, incentive compensation, stock, stock options, leaves, retaliation, multiple damages or attorneys’ fees, including but not limited to Claims conferred by or arising under M.G.L. c. 149, §§148 et seq (also known as the Massachusetts Wage Act), M.G.L. c. 151 (also known as the Massachusetts Minimum Fair Wage Law), the New Hampshire wage and hour laws, the Fair Labor Standards Act or any other state, federal or local wage and hour laws;

•	Claims relating to any contracts of employment, express or implied;

•	Claims for “wrongful discharge,” breach of privacy, defamation, or any other tort or under common law;

•	Claims for attorneys’ fees and costs;

•	Claims relating to harassment, discrimination, retaliation, and/or civil rights; and

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Claims otherwise conferred by or arising under any federal, state, and/or municipal law including but not limited to the Title VII of  the Civil Rights Act, the Equal Pay Act, 42 U.S.C. §1981, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Law, the New Hampshire Law Against Discrimination, and similar provisions under the laws of the Commonwealth of Massachusetts, the state of New Hampshire, or any other state or municipality, all as amended.

Provided, however, that this release shall not affect your rights under this Agreement or your rights to any vested benefits to which you may be entitled under the Company’s Section 401(k) plan.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

This release does not restrict your right to file administrative claims under federal or state law, nor does it in any way bar or prohibit the contact or cooperation with, or participation in, any proceeding before a federal or state administrative agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”); provided, however, that you waive any right to recover monetary damages or other personal relief in connection with any such proceeding.

5.Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential.  “Agreement-Related Information” means the negotiations leading to this

Agreement and the existence and terms of this Agreement.  Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.  You represent that you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect.

This provision, however, shall not apply to communications from or with the EEOC or other government agency.

6.Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its current or former officers, directors, shareholders, employees or agents.  You represent that you have not made any such disparaging statements. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

This provision, however, shall not apply to communications from or with the EEOC or other government agency.

7.Other Provisions

(a)Return of Payment; Forfeiture of RSU’s.  If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies the Company may have for such breach, you shall return the Severance Pay to the Company and any unvested RSU’s shall be forfeited.

(b)Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(f)Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the Non-Competition Agreement and any other obligations specifically preserved in this Agreement.

(g)Time for Consideration; Effective Date.  You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement.  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.

You have the right to revoke this Agreement for a period of seven (7) days following the signing of this Agreement (the “Revocation Period”).  If you wish to revoke this agreement, you must deliver notice to Kelley Morgan, Senior Director of HR, via email at [********]@t2biosystems.com, stating the intent to revoke on or before 5:00 p.m. on the seventh (7th) day following the signing of this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and you will not receive the benefits of this Agreement.

(h)This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).

(i)Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

(j)Medicare. You represent and warrant that no Medicare or Medicaid liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to your employment with Company or arising from any Claim released above.  You further agree that you and not the Releasees shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or cause of action that may exist or have been asserted or that may in the future exist or be asserted.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

T2 Biosystems, Inc.

By: _______________________________________________________________

Kelley MorganDate

Sr. Director, Human Resources

Enclosure (Exhibit A—Non-Competition Agreement)

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

______________________________________________________________________

Darlene Deptula-HicksDate